EXHIBIT 99.1

May 4, 2005

Washington Group International Reports First Quarter
Net Income of $17.2 Million ($0.60 Per Diluted Share) and

New Work of $1.5 Billion, Raises Guidance for 2005

Financial Highlights

•                  New work of $1.5 billion in the quarter was nearly twice the new work in the 2004 first quarter.

•                  Backlog grew for the 10th consecutive quarter to $4.8 billion, up 19 percent from year end.

•                  Net income rose 32 percent to $17.2 million, or $0.60 per diluted share.

•                  Company continues to be debt free; cash rose to $337.2 million at quarter end.

Boise, Idaho – Washington Group International, Inc. (NASDAQ: WGII) today announced financial results for its first quarter ended April 1, 2005.

“We had an exceptionally strong quarter,” said Stephen G. Hanks, president and chief executive officer. “New work awards were the highest in several years. Outstanding operating results in our Power, Defense, and Energy & Environment business units helped drive quarterly net income of $17.2 million, up 32 percent from the first quarter last year.

“We are especially pleased with the votes of confidence we received from the U.S. Department of Energy with the awards of significant additional work in environmental cleanup and site management. We’re providing customers, including the DOE, with cost-effective technological solutions for their most complex projects. During the quarter we also received a higher than anticipated number of task orders for water systems and power transmission and distribution in the Middle East.

“Because of a significant claim settlement on a completed international power project, of which $5.4 million after tax was recognized in the first quarter, and also due to the deferral of the requirement to recognize expense associated with stock options, we are increasing guidance for 2005 net income by $10 million from $45-50 million to $55-60 million.”

For the first quarter of 2005, the company reported revenue of $700.9 million, operating income of $38.1 million, and net income of $17.2 million, or $0.60 per diluted share. New awards in the quarter of

$1.5 billion represent an 88-percent increase when compared to the $782.5 million achieved in 2004. Backlog grew by $760.1 million since year end to $4.8 billion.

Business Unit Performance

Energy & Environment:  For the first quarter, the Energy & Environment Business Unit generated revenue of $112.1 million, up 16 percent. Operating income was $16.6 million, about the same as last year. Performance-based award fees in the quarter reflected continued operational excellence on all U.S. Department of Energy (DOE) sites. In April, Washington Group’s acquisition of British Nuclear Fuel Limited’s (BNFL) 40-percent interest in the Westinghouse Government Services partnership closed. With that transaction, future payments to BNFL will be classified as cost of revenue rather than minority interest. In upcoming quarters, payments to BNFL relating to pre-existing contracts will in effect reduce Energy & Environment’s operating income without impacting net income.

 New awards of $518.7 million were significantly above the $125.1 million booked in the comparable period in 2004.  The most significant contribution to the new work was the Idaho Cleanup Project representing $440.0 million. The DOE River Corridor environmental cleanup project awarded during the quarter is not reflected in new work pending resolution of the contract award protest, which could extend into the third quarter. Backlog increased dramatically to $893.9 million at the end of the quarter.

Defense:  In the first quarter, the Defense Business Unit generated revenue of $152.6 million, an increase of $30.4 million, and operating income of $15.1 million, a $6.5-million increase over the same period last year. The unit’s strong performance in the 2005 quarter is a result of increased threat-reduction business, both in the United States and internationally, as well as performance-based incentives associated with outstanding performance at chemical demilitarization facilities.

New awards of $152.3 million were 35 percent higher than the $112.9 million recorded in the quarter last year. The growth was attributable to additional international threat-reduction work including conversion of a plutonium-based power plant to conventional power generation in Russia. Backlog was $869.4 million, about the same as year end.

Power:  During the quarter, the Power Business Unit generated revenue of $150.6 million, up slightly from the first quarter 2004 level of $150.2 million. Operating income was $14.0 million, up $5.7 million from the $8.3 million in the quarter last year. The growth in operating income reflects the claim settlement mentioned earlier ($9.2 million pre-tax or $5.4 million after-tax) and the contract close out of two steam generator replacement projects. Middle East revenue was $31.2 million and operating income was $0.8 million, down from $46.0 million in revenue and $2.6 million in income in the first quarter last year.

 New awards of $324.9 million were significantly higher than the $85.4 million recorded in the 2004 first quarter. The strong performance this year was driven by new-power-generation task orders in Iraq of $139.0 million compared to $23.9 million last year, clean-air-modification work in the United States, and a program to extend the life and efficiency of a nuclear power plant. Backlog grew by 24 percent to $890.7 million at the end of the quarter.

Mining:  For the quarter, revenue of the Mining Business Unit increased $7.2 million to $27.6 million. Revenue increased as major new awards received in 2004 for projects in Nevada and Canada started operations, offsetting the shutdown of a phosphate mine in Idaho. Operating income for the period was $6.7 million, down $4.3 million, due primarily to a customer’s power plant operating at reduced capacity, requiring less coal from MIBRAG.

 New work for the quarter was $187.1 million, up dramatically from the $13.8 million for the comparable quarter in 2004. The most significant award was for mine development and contract mining of a silver, lead, and zinc mine in Bolivia. Backlog increased at the end of the quarter by $152.3 million to $668.4 million.

Infrastructure:  The Infrastructure Business Unit reported first-quarter revenue of $160.9 million, down $116.7 million from the $277.6 million in last year’s first quarter. The decline is primarily the result of a slowdown in infrastructure projects in the Middle East where revenue declined from $168.8 million in 2004 to $25.4 million. Operating income of $3.5 million represents a return to profitability when compared to the fourth quarter of 2004, but is $2.5 million lower than the 2004 first quarter that included a $5.0 million charge on a highway project in California. The primary reason for the reduction in operating income is a lower contribution from Middle East projects, $4.0 million versus $9.7 million in 2004. In addition, three highway projects that experienced problems during 2004 accounted for approximately 25 percent of the unit’s 2005 first-quarter revenue without contributing to earnings; this was as expected.

New work of $166.4 million in the quarter compares to new work of $284.3 million in the first quarter last year. The backlog at the end of the period remained constant at $1.1 billion. During the quarter, new awards in the Middle East were $34.2 million compared to $55.3 million in the first quarter of 2004.

Industrial/Process:  First-quarter revenue for the Industrial/Process Business Unit was $97.3 million compared to $90.8 million of revenue in the quarter last year. An operating loss of $1.7 million in the quarter compared to earnings of $1.6 million during the 2004 first quarter. In pursuit of opportunities in markets including oil and gas and life sciences, the business unit stepped up business development and overhead spending in the quarter. The unit is involved in a variety of front-end engineering and design projects in the oil and gas market, with potential for larger projects in the future.

New work during the period was $119.1 million compared to $164.5 million in the 2004 quarter. Backlog at the end of the 2005 first quarter was $315.1 million, up $21.6 million from year end.

Cash Flow

During the quarter, operations continued to generate cash, with the balance of cash and short-term investments at the end of the quarter up $20.9 million to $337.2 million. Strong earnings more than offset an increase in working capital for the quarter.

Outlook

As a result of strong bookings during the first quarter for the Energy & Environment and Mining business units, as well as higher than anticipated new task orders for work in the Middle East, the company is increasing its guidance for new work to $3.6-3.9 billion. Because the period of performance for much of the new work will extend beyond 2005, guidance for revenue remains unchanged at $2.9-3.2 billion, and consequently the company increases its estimate for ending 2005 backlog to $4.6-4.9 billion.

As a result of the claim settlement on a completed international power project and the deferral of the requirement to recognize expense associated with stock options, the company increases guidance for net income by $10 million, from $45-50 million to $55-60 million.

Washington Group continues to monitor prospects for work in the Middle East; while there was an increase in task orders awarded in the first quarter, the company believes there continues to be a high level of uncertainty as to how much additional work will actually be performed there during 2005. Also, there is the possibility of delays in the ramp up of business for the Industrial/Process Business Unit.

Lastly, with the startup of work for the U.S. Department of Energy in Idaho, the company will be evaluating the potential impact of the project on 2005 earnings.

“We are very pleased with our quarter and our future prospects,” Hanks said. “With the continued excellent performance of our people around the world and our diligence in managing business risk and opportunity, we strive to deliver solid 2005 results while strengthening our platform for long-term profitable growth.”

Financial Guidance 2005

	Prior	Revised
Backlog (at year end)	$4.3 - 4.6 billion	$4.6 - 4.9 billion
New Work	$3.3 - 3.6 billion	$3.6 - 3.9 billion
Revenue	$2.9 - 3.2 billion	$2.9 -3.2 billion
Net Income	$45.0 - 50.0 million	$55.0 - 60.0 million
EPS-Basic*	$1.76 - 1.96	$2.12 - 2.31

* The prior estimate was calculated based on year-end outstanding shares of 25.5 million; the revised estimate is calculated based on first-quarter-end outstanding shares of 26 million.

Investor Conference Call

Washington Group International will host an investor conference call to discuss the first quarter 2005 results on May 5, 2005, at 4:15 p.m. Eastern Time.  The company will provide a webcast of its call live over the Internet on its corporate Web site at www.wgint.com.  Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  An online archive of the webcast will be made available a few hours following the end of the live call.

Investor Conference

Washington Group International will host an Investor Day on Thursday, May 12, from 8 a.m. to noon at The St. Regis Hotel, New York. Washington Group’s management team will discuss company strategies and progress in the session.

Investors interested in attending the 2005 Investor Day may RSVP by calling (208) 386-5041 or signing up online at http://www.wgint.com/conference/ir_2005_master.html. The company will provide a webcast of the event over the Internet on its corporate Web site at www.wgint.com.  Participants should allow approximately five minutes prior to the event’s start time to visit the site and download any streaming media software needed to listen to the webcast.  An online archive of the webcast will be made available a few hours following the end of the live call.

About the Company

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 25,000 employees at work in more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets including power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, gas, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Each forward-looking statement, including, without limitation, any financial guidance, speaks only as of the date on which it is made, and Washington Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. The forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal, and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by customers, clients, suppliers, business partners, or government bodies.  Performance is subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of customers, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-Looking Information” and “Item 1. Business – Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2004.

Investor Contact	Media Contact
Earl Ward	Laurie Spiegelberg
Washington Group International, Inc.	Washington Group International, Inc.
208-386-5698	208-386-5026
earl.ward@wgint.com	laurie.spiegelberg@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(UNAUDITED)

	Three months ended
	April 1, 2005	April 2, 2004
Revenue	$700,861	$754,164
Cost of revenue	(654,788)	(716,775)
Gross profit	46,073	37,389
Equity in income of unconsolidated affiliates	7,343	10,680
General and administrative expenses	(15,306)	(13,962)
Operating income	38,110	34,107
Interest income	1,847	594
Interest expense	(3,400)	(4,414)
Other income, (expense) net	22	(529)
Income before income taxes and minority interests	36,579	29,758
Income tax expense	(14,632)	(12,052)
Minority interests in income of consolidated subsidiaries	(4,717)	(4,640)
Net income	$17,230	$13,066
Net income per share:
Basic	$.68	$.52
Diluted	$.60	$.47
Common shares used to compute income per share:
Basic	25,509	25,133
Diluted	28,788	27,580

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(UNAUDITED)

	April 1, 2005	December 31, 2004
ASSETS

Current assets
Cash and cash equivalents	$337,167	$286,078
Short-term investments	—	30,200
Accounts receivable, including retentions of $16,666 and $14,973, respectively	242,057	250,251
Unbilled receivables	223,145	214,437
Investments in and advances to construction joint ventures	32,659	24,321
Deferred income taxes	91,903	94,343
Other	45,430	49,642
Total current assets	972,361	949,272

Investments and other assets
Investments in unconsolidated affiliates	176,720	179,347
Goodwill	301,839	307,817
Deferred income taxes	68,241	64,479
Other assets	16,935	18,078
Total investments and other assets	563,735	569,721
Property and equipment
Construction equipment	88,243	81,432
Other equipment and fixtures	33,217	31,954
Buildings and improvements	11,858	11,543
Land and improvements	2,459	2,491
Total property and equipment	135,777	127,420
Less accumulated depreciation	(62,390)	(58,207)
Property and equipment, net	73,387	69,213
Total assets	$1,609,483	$1,588,206

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

(UNAUDITED)

	April 1, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $31,203 and $30,154, respectively	$219,829	$206,180
Billings in excess of cost and estimated earnings on uncompleted contracts	179,614	204,263
Accrued salaries, wages and benefits, including compensated absences of $53,460 and $48,908, respectively	141,262	149,502
Other accrued liabilities	67,140	61,919
Total current liabilities	607,845	621,864
Non-current liabilities
Self-insurance reserves	68,139	67,945
Pension and post-retirement benefit obligations	103,912	103,398
Other non-current liabilities	17,133	14,158
Total non-current liabilities	189,184	185,501
Contingencies and commitments
Minority interests	54,056	47,920
Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	—	—
Common stock, par value $.01 per share, 100,000 shares authorized; 26,023 and 25,474 shares issued, respectively	260	255
Capital in excess of par value	560,740	542,514
Stock purchase warrants	28,166	28,167
Retained earnings	148,131	130,901
Treasury stock, 26 shares, at cost	(1,012)	(1,012)
Deferred compensation - restricted stock, 124 shares	(4,956)	—
Accumulated other comprehensive income	27,069	32,096
Total stockholders’ equity	758,398	732,921
Total liabilities and stockholders’ equity	$1,609,483	$1,588,206

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Three months ended
	April 1, 2005	April 2, 2004
Operating activities
Net income	$17,230	$13,066
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Cash paid for reorganization items	(327)	(665)
Depreciation of property and equipment	4,285	4,128
Amortization of financing fees	855	733
Non-cash income tax expense	14,089	10,801
Minority interests in net income of consolidated subsidiaries	4,717	4,640
Equity in income of unconsolidated affiliates, less dividends received	(3,747)	(10,271)
Gain on sale of assets, net	(397)	(641)
Changes in operating assets and liabilities and other	(13,813)	(65,199)
Net cash provided (used) by operating activities	22,892	(43,408)
Investing activities
Property and equipment additions	(9,047)	(6,388)
Property and equipment disposals	631	6,792
Purchases of short-term investments	(74,900)	(134,200)
Sales of short-term investments	105,100	164,400
Contributions and advances to unconsolidated affiliates	(708)	(2,664)
Net cash provided by investing activities	21,076	27,940
Financing activities
Payment of financing fees	—	(1,524)
Contributions from (distributions to) minority interests, net	(1,602)	1,946
Proceeds from exercise of stock options and warrants	8,723	4,727
Net cash provided by financing activities	7,121	5,149
Increase (decrease) in cash and cash equivalents	51,089	(10,319)
Cash and cash equivalents at beginning of period	286,078	188,835
Cash and cash equivalents at end of period	$337,167	$178,516
Supplemental disclosure of cash flow information:
Interest paid	$2,520	$4,235
Income taxes paid, net	455	2,249

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT INFORMATION

(In millions)

(UNAUDITED)

	Three months ended
REVENUE	April 1, 2005	April 2, 2004
Power	$150.6	$150.2
Infrastructure	160.9	277.6
Mining	27.6	20.4
Industrial/Process	97.3	90.8
Defense	152.6	122.2
Energy & Environment	112.1	96.5
Intersegment, eliminations and other	(.2)	(3.5)
Total consolidated revenues	$700.9	$754.2

	Three months ended
OPERATING INCOME (LOSS)	April 1, 2005	April 2, 2004
Power	$14.0	$8.3
Infrastructure	3.5	6.0
Mining	6.7	11.0
Industrial/Process	(1.7)	1.6
Defense	15.1	8.6
Energy & Environment	16.6	17.2
Intersegment and other unallocated operating costs	(.8)	(4.6)
General and administrative expense, corporate	(15.3)	(14.0)
Total operating income	$38.1	$34.1

	Three months ended
NEW WORK	April 1, 2005	April 2, 2004
Power	$324.9	$85.4
Infrastructure	166.4	284.3
Mining	187.1	13.8
Industrial/Process	119.1	164.5
Defense	152.3	112.9
Energy & Environment	518.7	125.1
Other	(.2)	(3.5)
Total new work	$1,468.3	$782.5

BACKLOG	April 1, 2005	December 31, 2004	April 2, 2004
Power	$890.7	$716.4	$431.8
Infrastructure	1,126.7	1,121.3	1,060.0
Mining	668.4	516.1	418.2
Industrial/Process	315.1	293.5	328.0
Defense	869.4	869.7	632.3
Energy & Environment	893.9	487.1	469.8
Other	—	—	—
Total backlog	$4,764.2	$4,004.1	$3,340.1

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

We view EBITDA as a performance measure of operating liquidity, and as such we believe that the GAAP financial measure most directly comparable to it is net cash provided by operating activities (see reconciliation of EBITDA to net cash provided by operating activities below). EBITDA is not an alternative to and should not be considered instead of, or as a substitute for, earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, our calculation of EBITDA may or may not be comparable to similarly titled measures of other companies.

EBITDA is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. We also regularly communicate our EBITDA to the public through our earnings releases because it is a financial measure commonly used by analysts that cover our industry to evaluate our performance as compared to the performance of other companies that have different financing and capital structures or effective tax rates. In addition, EBITDA is a financial measure used in the financial covenants of our credit facility and therefore is a financial measure to evaluate our compliance with our financial covenants. Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

Components of EBITDA are presented below:

	Three months ended
(In millions)	April 1, 2005	April 2, 2004
Net income	$17.2	$13.1
Interest expense	3.4	4.4
Taxes	14.7	12.1
Depreciation and amortization	4.2	4.1
Total	$39.5	$33.7

RECONCILIATION OF EBITDA TO NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES

We believe that net cash provided (used) by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to net cash provided (used) by operating activities for each of the periods for which EBITDA is presented.

	Three months ended
(In millions)	April 1, 2005	April 2, 2004
EBITDA	$39.5	$33.7
Interest expense	(3.4)	(4.4)
Tax expense	(14.7)	(12.1)
Cash paid for reorganization items	(.3)	(.6)
Amortization of financing fees	0.9	0.7
Non-cash income tax expense	14.1	10.8
Minority interests in income of consolidated subsidiaries	4.7	4.6
Equity in income of unconsolidated affiliates, less dividends received	(3.7)	(10.3)
Gain on sale of assets, net	(.4)	(.6)
Changes in net operating assets and liabilities and other	(13.8)	(65.2)
Net cash provided (used) by operating activities	$22.9	$(43.4)